RAMIUS IDF LLC AND RAMIUS IDF MASTER FUND LLC

FINANCIAL OFFICER CODE OF ETHICS

Purposes of the Code

The reputation and integrity of Ramius IDF LLC and Ramius IDF Master Fund LLC  (the “Funds”) are valuable assets that are vital to the Funds’ success.  Each officer and employee of the Funds, including each of the Funds’ senior financial officers (“SFOs”), is responsible for conducting the Funds’ business in a manner that demonstrates a commitment to the highest standards of integrity.  SFOs include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any person who performs a similar function.

The Funds has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940.  The Funds’ Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or trustees know about present or future Funds transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Funds has chosen to adopt a financial officer code of ethics for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds files with, or submits to, the SEC, and in other public communications made by the Funds;
•	Compliance with applicable laws and governmental rules and regulations;
•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	Accountability for adherence to the Code.

This Code of Ethics should be read in conjunction with the Funds’ other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures.

Principles for the Handling of Financial Information

The Funds has adopted the following principles to govern the manner in which SFOs perform their duties.  Persons subject to these guidelines include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any Funds officer or employee who performs a similar function or who participates in the preparation of any part of the Funds’ financial statements.  Specifically, persons subject to this Code shall:

•     Act with honesty and integrity

•     Avoid actual or apparent conflicts of interest with the Funds in personal and professional relationships

•     Provide information to the Funds’ employees and service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete,

objective, relevant, timely, and understandable

•     Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Funds’ periodic reports

•     Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code

•     Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end

•     Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated

•     Record (or participate in the recording of) entries in the Funds’ books and records that are accurate

•     Refrain from using confidential information for personal advantage

Violations of the Code

Any action that directly or indirectly contravenes one or more of the Principles outlined above shall be treated as a violation of this Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this Code, regardless of whether this Code refers to that particular conduct.

A violation of this Code may result in disciplinary action, up to and including termination of employment.  The Funds must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

Enforcement of the Code

Violations

All persons subject to this Code who observe, learn of, or, in good faith, suspect a current or threatened violation of the Code must immediately report the violation in writing to the Compliance Officer, another member of the Funds’ senior management, or to the Audit Committee of the Board.  An example of a possible Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Disclosures

All persons subject to this Code shall file a letter (a “Disclosure Letter”) regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Funds within ten days of becoming aware of such transaction or relationship.  A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship.  All Disclosure Letters shall be submitted to the Compliance Officer, or if it is not possible to disclose the matter to the Compliance Officer, then the Disclosure Letter shall be submitted to another member of the Funds’ senior management or to the Audit Committee of the Board.

An executive officer of the Funds or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted.  All determinations will be documented in writing and will be maintained by the Compliance Officer or other appropriate officers of the Funds.

Outside Service Providers

Because service providers to the Funds, such as the Administrator, outside accounting firm, and custodian, provide much of the work relating to the Funds’ financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct.  You should report these actions to the Compliance Officer even if you know, or think, that the service provider has its own code of ethics covering persons who are Funds SFOs or employees.

Non-Retaliation Policy

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Annual Certification

SFOs will receive training on the contents and importance of this Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted.  Each SFO will be asked to certify on an annual basis that he/she is in full compliance with the Code and any related policy statements.

Questions about the Code

The Funds’ Board of Managers has designated Brian Ferko to be the Compliance Officer for purposes of implementing and administering this Code.  Any questions about this Code should be directed to the Compliance Officer.